News Release

EXHIBIT NO. 99

NIAGARA MOHAWK SHAREHOLDERS OVERWHELMINGLY APPROVE
PLANNED MERGER WITH NATIONAL GRID PLC

SYRACUSE, Jan. 19 – Niagara Mohawk Holdings, Inc. shareholders today overwhelmingly approved a plan to merge their company with National Grid plc. The closing of the merger remains subject to numerous regulatory approvals.

“This transaction is a vote of confidence by National Grid in the upstate New York economy and demonstrates their commitment to support the region’s economic development,” said Niagara Mohawk Holdings Chairman and Chief Executive Officer William E. Davis. “National Grid is investing not only in Niagara Mohawk’s employees, infrastructure and assets; it is investing in the markets we serve and in the region’s economic vitality and future.”

National Grid Group and Niagara Mohawk Holdings announced Sept. 5 they had signed a merger agreement under which London-based National Grid would acquire Niagara Mohawk in a merger in which Niagara Mohawk common shareholders would receive stock and cash. Completion of the merger with Niagara Mohawk would mark National Grid’s third U.S. acquisition, after New England Electric System and Eastern Utilities Associates which were purchased in 2000.

“Today marks an important milestone in our company’s history,” Davis said. “We still have a number of hurdles to overcome and approvals to secure before this merger is completed, but we remain optimistic that the proposed transaction can be completed by late this year.”

National Grid Group plc, one of the United Kingdom’s 50 largest companies and the world’s largest independent electric transmission company, builds, owns and operates electric and telecommunications networks around the world.

Niagara Mohawk Holdings is the parent company of Niagara Mohawk Power Corp, a regulated electricity and natural gas delivery company with the largest service territory in New York state. Niagara Mohawk Power Corp. serves more than 1.5 million electricity customers and more than 540,000 natural gas customers across 24,000 square miles. Niagara Mohawk Holdings also is parent to Opinac NA, an unregulated entity with two subsidiaries of its own – Niagara Mohawk Energy and Opinac Energy.